Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075
WACHOVIA SECURITIES
OFFICER'S CERTIFICATE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 2004, by and among Wachovia Commercial Mortgage Securities,
Inc., as Depositor, Wachovia Bank National Association, as Master Servicer, Allied
Capital Corporation, as Special Servicer, LaSalle Bank National Association, as Trustee,
and ABN AMRO Bank N.V., as Fiscal Agent with respect to Commercial Mortgage
Pass-Through Certificates, Series 2004-C14 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M.
Alexander, Directors of the Master Servicer, do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from
August 1, 2004 through December 31, 2004 and of its performance under the Agreement during such period has been made under our supervision; and
2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period August 1, 2004 through December 31, 2004;
3.
The Master Servicer has received no notice regarding the qualification, or challenging the status, of any of the Loan REMIC, REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the
Internal Revenue Service or from any other governmental agency or body.
IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 5
th
day of March 2005.
/s/ Timothy E. Steward
Timothy E. Steward
Director
Wachovia Bank National Association

/s/ Clyde M. Alexander
Clyde M. Alexander
Director
Wachovia Bank National Association

Due March 15th
O:\Shared/SP/Income/Compliance third Party Oversight/Annual Certification/2004/Wachovia 2004 C14